UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MET-PRO CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	001-07763	23-1683282
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

160 Cassell Road, P.O. Box 144
Harleysville, Pennsylvania	19438
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered:	Name of each exchange on which each class is to be registered:

Common Stock Purchase Rights Under Rights Plan	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:

NONE PRESENTLY

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Met-Pro Corporation, a Pennsylvania corporation (the “Company”),  hereby amends Item 1, “Description of Securities to be Registered”, of the Form 8-A Registration Statement that it filed on January 7, 2000 with respect to the registration under Section 12 (b) of the Securities Exchange Act of 1934, as amended, of certain Rights (“Rights”) issued under a Rights Agreement (the “Rights Agreement”) dated as of January 6, 2000 between the Company and American Stock Transfer and Trust Company, as a result of action by the Company’s Board of Directors on December 11, 2009 that approved an amendment (the “Amendment”) to the Rights Agreement, as authorized by the provisions thereof.

The Amendment (i) extends the Expiration Date of the Rights until January 14, 2020, unless earlier redeemed by the Company as provided for in the Rights Agreement; and (ii) sets the Purchase Price as of the December 11, 2009 date of the Amendment at Fifty Seven Dollars ($57.00).

All terms used in the foregoing paragraph but not defined therein shall have such meaning as is ascribed to them by the Rights Agreement. The foregoing  summary description is qualified in its entirety by reference to the actual provisions of the Amendment, referenced below as an Exhibit to this Amendment No. 1 to Form 8-A.

ITEM 2.	EXHIBITS.

1.
Amendment No. 1 dated as of December 11, 2009 to Rights Agreement dated as of January 6, 2000 between Met-Pro Corporation and American Stock Transfer & Trust Company, LLC (incorporated by reference to Registrant’s Current Report on Form 8-K for an event dated December 11, 2009).

SIGNATURE

Pursuant  to the  requirements  of  Section  12 of the  Securities Exchange  Act of 1934,  as  amended,  the  Registrant  has duly caused this amendment no. 1 to its registration  statement  to be  signed on its  behalf  by the undersigned, thereto duly authorized.

Date: December 17, 2009	MET-PRO CORPORATION

By: /s/ Raymond J. De Hont
Name: Raymond J. De Hont,
Title: Chairman, CEO & President